EXHIBIT 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2012 FOURTH QUARTER AND YEAR RESULTS

•	2012 fourth quarter earnings per share were $1.03 compared with $1.00 in the 2011 fourth quarter

•	2012 year earnings per share were $3.73 compared with $3.33 for 2011

•	2012 fourth quarter included a credit of $.09 per share from reducing United’s three-year earnout contingent liability

•	2013 first quarter earnings per share guidance is $.82 to $.92 compared with $.91 earned in the 2012 first quarter

•	Full year 2013 earnings per share guidance is $4.00 to $4.20 compared with $3.73 earned in 2012

Houston, Texas (January 30, 2013) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2012 of $57.9 million, or $1.03 per share, compared with $56.2 million, or $1.00 per share, for the 2011 fourth quarter.  Revenues for the 2012 fourth quarter were $512.6 million compared with $550.1 million for the 2011 fourth quarter.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “Our fourth quarter results benefited from higher demand and favorable pricing in our coastal marine transportation markets, as well as a contribution from our two fourth quarter coastal acquisitions.  We were also able to manage through the Mississippi River System’s low water issues and Hurricane Sandy with only an estimated $.02 to $.03 per share negative impact.  Our land-based diesel engine services market remained weak, a reflection of the current state of the United States weak oil service industry and corresponding weak pressure pumping industry.  As a result of the lower land-based operating results, we recorded an $8.2 million before taxes, or $.09 per share, fourth quarter credit reducing the fair value of the contingent earnout liability associated with the acquisition of United Holdings in April 2011.”

Kirby reported net earnings attributable to Kirby for the 2012 year of $209.4 million, or $3.73 per share, compared with $183.0 million, or $3.33 per share, for 2011.  Consolidated revenues for 2012 were $2.11 billion compared with $1.85 billion for 2011.

Segment Results – Marine Transportation
Marine transportation revenues for the 2012 fourth quarter were $381.0 million, compared with $335.1 million for the 2011 fourth quarter, and operating income for the 2012 fourth quarter was $89.8 million compared with $73.0 million for the fourth quarter of 2011.

Inland tank barge fleet utilization during the fourth quarter remained in the 90% to 95% range with favorable pricing trends, reflecting a continued healthy demand for the transportation of petrochemical, black oil products and refined petroleum products.  With the exception of persistent low water conditions on the Mississippi River System which led to lower revenues and ton miles, weather conditions during the fourth quarter were consistent with normal seasonal weather.

Kirby’s coastal fleet generated approximately 25% of the marine transportation 2012 fourth quarter revenues. The operating results reflected higher fleet utilization in the coastal markets, as well as higher pricing levels.  The results also included the accretive acquisitions of Allied Transportation Company vessels on November 1, 2012 and Penn Maritime Inc. on December 14, 2012.

The marine transportation operating margin for the 2012 fourth quarter was 23.6% compared with 21.8% for the fourth quarter of 2011.  The higher 2012 fourth quarter operating margin reflected continued favorable inland tank barge utilization and pricing, as well as improved coastal tank barge utilization and pricing, partially offset by the negative impact of the low water conditions and Hurricane Sandy.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2012 fourth quarter were $131.6 million compared with $215.0 million for the 2011 fourth quarter.  Operating income for the 2012 fourth quarter was $13.1 million, including an $8.2 million credit reducing the fair value of the contingent earnout liability associated with the acquisition of United.  This compares with operating income of $22.7 million for the 2011 fourth quarter.  The 2012 fourth quarter decrease in revenue and operating income reflects a significant reduction in the manufacturing of pressure pumping units, as well as a decline in the sale of engines, transmissions and parts.  This has been partially offset by the demand for the remanufacturing of pressure pumping units and the manufacture of oil service blenders, pumpers and cementers.

During the 2012 fourth quarter, marine diesel engine services market conditions remained stable, although the Midwest market was negatively impacted by the low water conditions on the Mississippi River that led to the deferrals of maintenance by certain marine customers.  The power generation market continued to benefit from strong parts sales during the fourth quarter.

The diesel engine services operating margin was 10.0% for the 2012 fourth quarter, including the positive earnings impact of the $8.2 million credit to the contingent earnout liability, compared with 10.6% for the 2011 fourth quarter.

Cash Generation
Kirby continued to generate strong cash flow during 2012, with EBITDA of $506.9 million compared with $436.2 million for 2011.  The cash flow was used in part to fund capital expenditures of $312.2 million, including $135.6 million for new inland tank barge and towboat construction, $60.4 million for progress payments on the construction of two offshore dry-bulk barge and tug units scheduled for completion in the 2013 first half, and $116.2 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of December 31, 2012 was $1.14 billion and the debt-to-capitalization ratio was 39.9%.

Outlook
Commenting on the 2013 full year and first quarter market outlook and guidance, Mr. Pyne said, “Our earnings per share guidance for 2013 is $4.00 to $4.20 per share compared with $3.73 for 2012.  Our 2013 guidance assumes continued strong inland marine transportation markets with 90% to 95% equipment utilization levels, leading to favorable term and spot contract pricing.  For our coastal marine transportation markets, our 2013 guidance assumes higher equipment utilization levels than 2012, leading to favorable term and spot contract pricing trends.  Our guidance assumes our diesel engine services land-based market will continue to experience ongoing softness throughout 2013, and our marine and power generation markets will be consistent with 2012.  However, the major contributor between our high and low end 2013 guidance is our coastal marine transportation markets and its equipment utilization rates and pricing trends.”

Regarding the 2013 first quarter guidance, Mr. Pyne stated, “Our 2013 first quarter earnings guidance is $.82 to $.92 per share compared with $.91 per share reported for the 2012 first quarter.  The 2012 first quarter’s results included a very strong land-based diesel engine services market, which we do not believe will reoccur in 2013.  The first quarter guidance includes unfavorable winter weather conditions for our inland and coastal transportation markets, as well as continued low water issues and related restrictions on a portion of the upper Mississippi River, primarily between St. Louis, Missouri and Cairo, Illinois.  We anticipate continued strong inland equipment utilization with favorable pricing trends, as well as stronger coastal equipment utilization with improving pricing trends.  For our diesel engine services segment, we anticipate a continued weak land-based market and stable marine and power generation markets.”

Mr. Pyne continued, “Our 2013 capital spending guidance range is $190 to $200 million, including approximately $115 million for the construction of 55 inland tank barges and three inland towboats, and approximately $10 million for final progress payments on the construction of two offshore dry-bulk barge and tugboat units scheduled for delivery in the 2013 first half.  The balance of approximately $65 to $75 million is primarily capital upgrades and improvements to existing marine equipment.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 31, 2013, to discuss the 2012 fourth quarter and year performance, as well as the outlook for the 2013 first quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 34078345.  An audio playback will be available at 1:00 p.m. central time on Thursday, January 31, through 5:00 p.m. central time on Friday, March 1, 2013 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2012 and 2011 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services high-speed diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S.  maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2012	2011	2012	2011
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$380,970	$335,112	$1,408,893	$1,194,607
Diesel engine services	131,581	215,033	703,765	655,810
	512,551	550,145	2,112,658	1,850,417
Costs and expenses:
Costs of sales and operating expenses	334,397	369,512	1,409,662	1,228,440
Selling, general and administrative	37,711	49,102	178,483	170,386
Taxes, other than on income	3,243	2,711	14,519	13,179
Depreciation and amortization	37,747	35,796	145,147	126,029
Loss on disposition of assets	15	111	14	40
	413,113	457,232	1,747,825	1,538,074
Operating income	99,438	92,913	364,833	312,343
Other income (expense).	(45)	183	78	306
Interest expense	(6,588)	(5,817)	(24,385)	(17,902)
Earnings before taxes on income	92,805	87,279	340,526	294,747
Provision for taxes on income	(34,231)	(30,510)	(127,907)	(109,255)
Net earnings	58,574	56,769	212,619	185,492
Less: Net earnings attributable to noncontrolling interests	(686)	(599)	(3,181)	(2,466)

Net earnings attributable to Kirby	$57,888	$56,170	$209,438	$183,026

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.03	$1.01	$3.75	$3.35
Diluted	$1.03	$1.00	$3.73	$3.33
Common stock outstanding (in thousands):
Basic	55,615	55,206	55,466	54,191
Diluted	55,795	55,453	55,674	54,413

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2012	2011	2012	2011
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$57,888	$56,170	$209,438	$183,026
Interest expense	6,588	5,817	24,385	17,902
Provision for taxes on income	34,231	30,510	127,907	109,255
Depreciation and amortization	37,747	35,796	145,147	126,029
	$136,454	$128,293	$506,877	$436,212

Capital expenditures	$56,280	$63,028	$312,167	$226,238
Acquisitions of businesses and marine equipment	$380,925	$42,745	$380,925	$859,512

	December 31,
	2012	2011
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,135,110	$802,005
Total equity	$1,707,054	$1,454,158
Debt to capitalization ratio	39.9%	35.5%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2012	2011	2012	2011
	(unaudited, $ in thousands)

Marine transportation revenues	$380,970	$335,112	$1,408,893	$1,194,607

Costs and expenses:
Costs of sales and operating expenses	226,502	202,193	848,540	717,443
Selling, general and administrative	27,770	25,832	105,934	91,688
Taxes, other than on income	2,930	2,639	12,807	11,991
Depreciation and amortization	33,928	31,423	129,857	111,292
	291,130	262,087	1,097,138	932,414

Operating income	$89,840	$73,025	$311,755	$262,193

Operating margins	23.6%	21.8%	22.1%	21.9%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2012	2011	2012	2011
	(unaudited, $ in thousands)

Diesel engine services revenues	$131,581	$215,033	$703,765	$655,810

Costs and expenses:
Costs of sales and operating expenses	107,895	167,319	561,122	510,997
Selling, general and administrative	7,426	21,329	62,560	63,764
Taxes, other than income	302	61	1,667	1,143
Depreciation and amortization	2,847	3,616	12,030	11,801
	118,470	192,325	637,379	587,705

Operating income	$13,111	$22,708	$66,386	$68,105

Operating margins	10.0%	10.6%	9.4%	10.4%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2012	2011	2012	2011
	(unaudited, $ in thousands)

General corporate expenses	$3,498	$2,709	$13,294	$17,915

Loss on disposition of assets	$15	$111	$14	$40

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2012	2011	2012	2011
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,957	3,392	12,224	13,414
Revenue/Ton Mile (cents/tm) (3)	9.5	7.7	8.9	7.6
Towboats operated (average) (4)	253	239	245	240
Delay Days (5) (5)	1,479	1,721	6,358	6,777
Average cost per gallon of fuel consumed	$3.37	$3.14	$3.24	$3.08

Barges (active):
Inland tank barges			841	819
Coastal tank barges			81	59
Offshore dry-cargo barges			8	4
Barrel capacities (in millions):
Inland tank barges			16.7	16.2
Coastal tank barges			6.3	3.8

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Fourth quarter 2012 inland marine transportation revenues of $280,968,000 divided by 2,957,000,000 marine transportation ton miles = 9.5 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.